COMPX REPORTS FOURTH QUARTER 2014 RESULTS

DALLAS, TEXAS …March 5, 2015 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $24.7 million for the fourth quarter of 2014 compared to $22.3 million in the same period of 2013.  Operating income was $3.0 million in the fourth quarter of 2014 compared to $2.0 million in the same period of 2013.  Net income was $1.7 million, or $0.14 per diluted share, for the fourth quarter of 2014 compared to $1.3 million, or $0.11 per diluted share, in the same period of 2013.

Net sales for the year ended December 31, 2014 were $103.8 million compared to $92.0 million in the previous year.  Operating income was $13.6 million for the year ended December 31, 2014 compared to $9.3 million for 2013.  Net income was $8.7 million, or $0.70 per diluted share, for the year ended December 31, 2014 compared to $6.0 million, or $0.49 per diluted share, for the year ended December 31, 2013.

Net sales increased for both the fourth quarter and full year of 2014 principally due to strong demand within the Security Products segment, including a new initiative for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.    Operating income increased for the fourth quarter and full year of 2014 primarily as a result of the positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with higher production volumes, partially offset by the impact of lower variable margins due to relative changes in customer and product mix as well as increased personnel costs and depreciation within Security Products.

 "We are very pleased with the strong performance of both our Security Products and Marine Components segments for 2014," commented David A. Bowers, CEO, "and particularly with the ability to successfully manage the operations, materials and infrastructure necessary to accommodate the accelerated demand experienced throughout the year. While we recognize a portion of the 2014 volume growth is nonrecurring, we look forward to continued strong demand for our products as we enter 2015. We remain committed to continuing to serve the component needs of our customer base through product innovation, quality and service."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014
	(Unaudited)

Net sales	$22.3	$24.7	$92.0	$103.8
Cost of goods sold	15.8	16.9	64.5	71.6
Gross profit	6.5	7.8	27.5	32.2
Selling, general and administrative expense	4.5	4.8	18.2	18.6
Operating income	2.0	3.0	9.3	13.6
Other non-operating expenses, net	-	-	(0.1)	0.1
Income before taxes	2.0	3.0	9.2	13.7
Provision for income taxes	0.7	1.3	3.2	5.0
Net income	$1.3	$1.7	$6.0	$8.7

Basic and diluted net income
per common share	$0.11	$0.14	$0.49	$0.70

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2013	2014
Assets

Current assets:
Cash and equivalents	$38.8	$45.6
Accounts receivable, net	8.5	8.7
Inventories, net	13.2	16.9
Deferred income taxes and other	3.1	3.0
Total current assets	63.6	74.2

Goodwill	23.7	23.7
Net property and equipment	33.8	33.0
Other noncurrent assets	0.6	0.6

Total assets	$121.7	$131.5

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$9.7	$12.8
Income taxes	0.4	0.4
Total current liabilities	10.1	13.2

Deferred income taxes	6.9	7.3
Stockholders' equity	104.7	111.0

Total liabilities and stockholders' equity	$121.7	$131.5